EXHIBIT d(18)

AMENDED AND RESTATED

MANAGEMENT AGREEMENT

The AMENDED AND RESTATED MANAGEMENT AGREEMENT, dated as of May 1, 2017, and amended and restated as of August 1, 2020, to reflect a fee reduction for the Domini Impact International Equity Fund, is by and between Domini Investment Trust, a Massachusetts business trust (the “Trust”), and Domini Impact Investments LLC, a Massachusetts limited liability company (“Domini” or the “Manager”).

W I T N E S S E T H:

WHEREAS, the Trust is engaged in business as an open-end management investment company and is registered under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder and any exemptive orders thereunder, the “1940 Act”); and

WHEREAS, the Trust wishes to engage Domini to provide certain oversight, administrative and management services for the series of the Trust designated on Schedule A attached hereto (each, a “Fund”), and Domini is willing to provide such oversight, administrative and management services for each such Fund on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

1. Duties of the Manager. (a) Manager shall act as the Manager for each Fund and as such shall furnish continuously an investment program and shall determine from time to time what securities shall be purchased, sold or exchanged and what portion of the assets of each Fund shall be held uninvested, subject always to the restrictions of the Trust’s Declaration of Trust, dated as of June 7, 1989, and By-Laws, as each may be amended and restated from time to time (respectively, the “Declaration” and the “By-Laws”), the provisions of the 1940 Act, and the then-current registration statement of the Trust with respect to each Fund. The Manager shall also make recommendations as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to each Fund’s portfolio securities shall be exercised. Should the Board of Trustees of the Trust at any time, however, make any definite determination as to investment policy applicable to a Fund and notify the Manager thereof in writing, the Manager shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Manager shall take, on behalf of each Fund, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of securities for the Fund’s account with the brokers or dealers selected by it, and to that end the Manager is authorized as the agent of the Trust to give instructions to the custodian or any subcustodian of the Fund as to deliveries of securities and payments of cash for the account of the Fund. In connection with the selection of such brokers or dealers and the placing of such orders, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of

1934) to the Funds and/or the other accounts over which the Manager, any subadviser, submanager or respective “affiliated person” thereof exercises investment discretion. The Manager is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for a Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Manager determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Manager and any “affiliated person” of the Manager have with respect to accounts over which they exercise investment discretion. In making purchases or sales of securities or other property for the account of a Fund, the Manager may deal with itself or with the Trustees of the Trust or the Trust’s underwriter or distributor or with its or their respective affiliates, or affiliates of affiliates, to the extent such actions are permitted by the 1940 Act. In providing the management services and assuming the obligations set forth herein, the Manager may, subject to the requirements of the 1940 Act, employ, at its own expense, or may request that the Trust employ at each Fund’s expense, one or more subadvisers or submanagers; provided that in each case the Manager shall supervise the activities of each subadviser and submanager. Any agreement between the Manager and a subadviser or submanager shall be subject to the renewal, termination and amendment provisions applicable to this Agreement. Any agreement by the Trust on behalf of a Fund and a subadviser may be terminated by the Manager at any time on not more than 60 days’ nor less than 30 days’ written notice to the Trust and the subadviser. To the extent authorized by the Board of Trustees and subject to applicable provisions of the 1940 Act, the investment program to be provided hereunder may entail the investment of all or a portion of the assets of a Fund in one or more investment companies.

(b) Subject to the direction and control of the Board of Trustees of the Trust, the Manager shall perform such oversight, administrative and management services as may from time to time be reasonably requested by the Trust with respect to each Fund, which shall include without limitation: (i) maintaining office facilities (which may be in the office of Domini or an affiliate) and furnishing clerical services necessary for maintaining the organization of the Trust and each Fund and for performing the oversight, administrative and management functions herein set forth; (ii) arranging, if desired by the Trust, for directors, officers or employees of the Manager to serve as Trustees, officers or agents of the Trust if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law; (iii) supervising the overall administration of the Trust and each Fund, including the updating of corporate organizational documents, and the negotiation of contracts and fees with and the monitoring and coordinating of performance and billings of each Fund’s transfer agent, shareholder servicing agents (if any), custodian, administrator, subadministrator (if any) and other independent contractors or agents; (iv) overseeing (with advice of the Trust’s counsel) the preparation of and, if applicable, filing all documents required for compliance by the Trust with applicable laws and regulations (including state “blue sky” laws and regulations), including registration statements on Form N-1A, prospectuses and statements of additional information, or similar forms, as applicable, semi-annual and annual reports to shareholders and proxy statements, and reviewing tax returns; (v) preparing agendas and supporting documents for and minutes of meetings of Trustees, committees of Trustees and preparing notices, proxy statements and minutes of meetings of shareholders; (vi) arranging for maintenance of books and records of the Trust; (vii) maintaining telephone coverage to respond to shareholder inquiries regarding matters to which this Agreement pertains to which the transfer agent is unable to respond; (viii) providing reports and assistance regarding each Fund’s compliance with securities and tax laws and each Fund’s investment objectives; (ix) arranging for dissemination of yield and other performance information to newspapers and tracking services; (x) arranging for and preparing annual renewals for fidelity bond and errors and omissions insurance coverage; (xi) developing a budget for the Trust and each Fund, establishing the rate of expense accruals and arranging for the payment of all fixed and management expenses; and (xii) answering questions from the general public, the media and investors in each Fund regarding (A) the securities holdings of each Fund; (B) any limits in which each Fund invests; (C) the social investment philosophy of each Fund; and (D) the proxy voting philosophy and shareholder activism philosophy of each Fund.

(c) Notwithstanding the foregoing, the Manager shall not be deemed to have assumed, pursuant to this Agreement, any duties with respect to, and shall not be responsible for, the distribution of shares of beneficial interest in any Fund, nor shall the Manager be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent, custodian, fund accounting and pricing agent or shareholder servicing agent of the Trust or any Fund.

(d) In providing administrative and management services as set forth herein, the Manager may, at its own expense, employ one or more subadministrators; provided that the Manager shall remain fully responsible for the performance of all administrative and management duties set forth herein and shall supervise the activities of each subadministrator.

2. Allocation of Charges and Expenses. Domini shall pay the entire salaries and wages of all of the Trust’s Trustees, officers and agents who devote part or all of their time to the affairs of Domini or its affiliates, and the wages and salaries of such persons shall not be deemed to be expenses incurred by the Trust for purposes of this Section 2. The Trust shall pay from the assets of each Fund all of its own expenses allocable to that Fund, including, but not limited to, fees due the Manager under this Agreement; compensation of Trustees who are not “interested persons” of the Trust; organizational costs of the Fund; governmental fees; interest charges; loan commitment fees, taxes and related charges; brokerage fees and commissions; membership dues in industry and professional associations allocable to the Trust; fees and expenses of independent auditors and accountants, legal counsel and any transfer agent, distributor, shareholder servicing agent, service agent, recordkeeper, registrar or dividend disbursing agent of the Trust or the Fund; expenses of distributing, issuing and redeeming shares of beneficial interest and servicing shareholder accounts; expenses of preparing, typesetting, printing and mailing prospectuses, statements of additional information, shareholder reports, notices, proxy statements and reports to governmental officers and commissions and to existing shareholders of the Fund; expenses connected with the execution, recording and settlement of portfolio security transactions; insurance premiums; fees and expenses of the custodian for all services to the Fund, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating the net asset value of the Fund (including but not limited to the fees of independent pricing services); expenses of meetings of the Trust’s Trustees and the Fund’s shareholders; expenses relating to the issuance, registration and qualification of shares of the Fund; and such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Trust on behalf of the

Fund may be a party and the legal obligation which the Trust may have to indemnify its Trustees and officers with respect thereto.

3. Compensation of the Manager. For the services to be rendered and the facilities to be provided by the Manager hereunder, the Trust shall pay to the Manager from the assets of each Fund a management fee computed daily and paid monthly at an annual rate equal to the lesser of (i) that percentage of that Fund’s average daily net assets for the Fund’s then-current fiscal year set forth opposite the Fund’s name on Schedule A annexed hereto (the “Aggregate Management Fee”), minus that Fund’s Aggregate Subadviser Fee (as defined below), if any, and (ii) the difference between that Fund’s Aggregate Management Fee for the Fund’s then-current fiscal year and the aggregate management fees allocated to that Fund for the Fund’s then-current fiscal year from the registered investment company portfolios in which it invests (for which the Manager or an affiliate serves as investment adviser). To the extent that any Fund’s Aggregate Subadviser Fee exceeds that Fund’s Aggregate Management Fee, the Manager shall pay such amount to the applicable subadvisers on the Fund’s behalf. A Fund’s Aggregate Subadviser Fee is the aggregate amount payable by that Fund to subadvisers pursuant to agreements between the Trust on behalf of the Fund and the subadvisers. If the Manager provides services hereunder for less than the whole of any period specified in this Section 3, the compensation to the Manager shall be accordingly adjusted and prorated.

4. Covenants of Manager. The Manager agrees that it will not deal with itself, or with the Trustees of the Trust or the Trust’s principal underwriter or distributor, as principals in making purchases or sales of securities or other property for the account of a Fund, except as permitted by the 1940 Act, and will comply with all other provisions of the Declaration and By-Laws and the then-current Registration Statement applicable to each Fund relative to the Manager and its directors and officers.

5. Limitation of Liability of the Manager. The Manager shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for a Fund or the oversight, administration or management of the Trust or the performance of its duties hereunder, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of the reckless disregard of its obligations and duties hereunder. As used in this Section 5, the term “Manager” shall include Domini and/or any of its affiliates and the directors, officers and employees of Domini and/or any of its affiliates.

6. Activities of the Manager. The services of the Manager to the Trust are not to be deemed to be exclusive, Domini being free to render investment advisory, oversight, administrative and/or other services to other parties. It is understood that Trustees, officers and shareholders of the Trust are or may become interested in the Manager and/or any of its affiliates as directors, officers, employees or otherwise and that directors, officers and employees of the Manager and/or any of its affiliates are or may become similarly interested in the Trust and that the Manager and/or any of its affiliates may be or become interested in the Trust as a shareholder or otherwise.

7. Duration, Termination and Amendments of this Agreement. This Agreement shall become effective as to a Fund as of the day and year set forth opposite such Fund’s name on

Appendix A attached hereto, shall govern the relations between the parties hereto thereafter, and shall remain in force until May 1, 2018, on which date it will terminate unless its continuance with respect to a Fund after that date is “specifically approved at least annually” (a) by the vote of a majority of the Trustees of the Trust who are not “interested persons” of the Trust or of the Manager at a meeting specifically called for the purpose of voting on such approval, and (b) by the Board of Trustees of the Trust or by “vote of a majority of the outstanding voting securities” of the Fund.

This Agreement may be terminated at any time with respect to a Fund without the payment of any penalty by the Trustees or by the “vote of a majority of the outstanding voting securities” of the Fund, or by the Manager, in each case on not more than 60 days’ nor less than 30 days’ written notice to the other party. This Agreement shall automatically terminate in the event of its “assignment”.

This Agreement may be amended with respect to a Fund only if such amendment is approved by the “vote of a majority of the outstanding voting securities” of the Fund (except for any such amendment as may be effected in the absence of such approval without violating the 1940 Act).

The terms “specifically approved at least annually,” “vote of a majority of the outstanding voting securities,” “assignment,” “affiliated person,” and “interested persons,” when used in this Agreement, shall have the respective meanings specified in, and shall be construed in a manner consistent with, the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

8. Severability. If any provision of this Agreement shall become or shall be found to be invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

9. Notice. Any notices under this Agreement shall be in writing addressed and delivered personally, by telecopy or mailed postage-paid to the other party at such address as such other party may designate in accordance with this Section 9 for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Trust shall be 180 Maiden Lane, Suite 1302, New York, New York 10038, and the address of Domini shall be 180 Maiden Lane, Suite 1302, New York, New York 10038.

10. Miscellaneous. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced and interpreted in accordance with and governed by the laws of the Commonwealth of Massachusetts without reference to principles of conflicts of law. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

Each party acknowledges and agrees that all obligations of the Trust under this Agreement are binding only with respect to the applicable Fund; that any liability of the Trust under this Agreement, or in connection with the transactions contemplated herein, shall be discharged only out of the assets of that Fund; and that no other Fund or series of the Trust shall be liable with respect to this Agreement or in connection with the transactions contemplated herein.

The undersigned officer of the Trust has executed this Agreement not individually, but as an officer under the Declaration and the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders of the Trust individually.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written.

DOMINI INVESTMENT TRUST, on behalf of itself and its series listed on Schedule A attached hereto.

By:	/s/ Carole M. Laible
Name: Carole M. Laible
Title: President

DOMINI IMPACT INVESTMENTS LLC

By:	/s/ Amy Domini Thornton
Name: Amy Domini Thornton
Title: Manager and Chair

By:	/s/ Carole M. Laible
Name: Carole M. Laible
Title: Manager and Chief Executive Officer